AMENDMENT NO. 1

                                       TO

                            STOCK PURCHASE AGREEMENT


           THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "AMENDMENT") is made as of November 23, 1999, by and among EASTMAN KODAK COMPANY, a New Jersey corporation, KODAK S.A., a French Corporation, and GETTY IMAGES, INC., a Delaware corporation.

           WHEREAS, the parties are parties to a certain Stock Purchase Agreement dated as of September 20, 1999 ( the "AGREEMENT"), and they now desire to amend the Agreement, as provided by Section 11.2 of the Agreement, as herein set forth;

           NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

           1. The last sentence of SECTION 9.2 of the Agreement
("INDEMNIFICATION BY GETTY.") is hereby amended to provide in its entirety as follows (with the remainder of said Section 9.2 remaining unchanged and unaffected by this Amendment and continuing in full force and effect):

           "Notwithstanding the foregoing, the limitations contained in the immediately preceding sentence will not apply to any Seller Loss arising out of: (x) any breach or non-fulfillment by the Company of its obligations under any lease or agreement listed in Schedule 5.12;
           (y) any breach or non-fulfillment of a covenant or agreement of Buyer contained in Section 5.12; or (z) any fraud committed by Buyer."

           2. Each of the following Schedules to the Agreement is hereby amended to provide in its entirety as is set forth on the respective Schedules annexed to this Amendment (with the remainder of the Schedules to the Agreement remaining unchanged and unaffected by this Amendment):

              Schedule 3.4(a)
              Schedule 3.4(c)
              Schedule 3.12
              Schedule 3.13(a)
              Schedule 3.13(b)
              Schedule 3.13(h)
              Schedule 3.14(d)
              Schedule 3.14(f)
              Schedule 3.14(h)
              Schedule 3.19
              Schedule 3.22
              Schedule 3.26
              Schedule 5.12
              Schedule 6.7
              Schedule 9.1(e)

           3. Closing will be effective as of 12:01 a.m., New York time, on the Closing Date.

           4. The last sentence of SECTION 9.1 of the Agreement
("INDEMNIFICATION BY KODAK.") is hereby amended to provide in it entirety as follows (with the remainder of said Section 9.1 remaining unchanged and unaffected by this Amendment and continuing in full force and effect):

           "Notwithstanding the foregoing, the limitations contained in the immediately preceding sentence will not apply to any Buyer Loss arising out of: (w) any failure or breach of a representation or warranty of Seller contained in Sections 3.3, 3.4(b) or 3.4(c); (x) any amount payable under any agreement listed in Schedule 5.12 that relates to periods prior to the Closing Date, or any breach or non-fulfillment of a covenant or agreement of Seller contained in
           Section 5.12; (y) any obligation of the Company or Seller to either Executive arising out of (1) his employment by the Company or Seller (including those obligations set forth on Exhibit `A' to that certain Agreement, Waiver and Release of each Executive dated November 19, 1999, but excluding obligations created by the Company or Buyer after the Closing Date) or (2) the termination, whether before or after the Closing Date, of such employment; or (z) any fraud committed by Seller."

           5. SECTION 2.2 of the Agreement ("PURCHASE PRICE.") is hereby amended to provide in its entirety as follows:

           "On the terms and subject to the conditions set forth herein, at Closing Buyer will pay to the Seller the aggregate amount of $183,104,430 (the `PURCHASE PRICE') in payment for the TIB Shares and the TIB France Shares; provided, however, that at Closing the Deposit will be accredited against Buyer's payment of the Purchase Price as provided by Section 2.6."

The amount of the Purchase Price assumes that (a) the amount of cash in the Company's cash accounts immediately prior to Closing is $1,284,617 and (b) the amount of the Company's checks outstanding immediately prior to Closing is $1,180,187. If either such assumption is incorrect, promptly after Closing an appropriate adjustment to the Purchase Price will be made to reflect the correction thereof, and any payment arising out of such adjustment will be made promptly by the party responsible therefor.

           6. At Closing, Buyer will pay to Seller the additional amount of $82,500 in satisfaction of Buyer's expense obligations under Section 5.10.

           7. SECTION 1.1 of the Agreement ("CERTAIN DEFINITIONS.") is hereby amended to add a new definition as follows (with the remainder said Section 1.1 remaining unchanged and unaffected by this Amendment and continuing in full force and effect):

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

           "'NEW YORK LEASE' means, collectively, those real property leases pertaining to properties located in New York, New York and set forth on Schedule 1.1(a)."

           8. SECTION 2.4 of the Agreement ("INABILITY TO OBTAIN CONSENTS AND APPROVALS.") is hereby amended to provide in its entirety as follows:

                     "(A) Both prior and subsequent to Closing, the parties will use their commercially reasonable efforts, and cooperate with each other, to obtain promptly all Required Approvals and all other consents, approvals, waivers, authorizations, novations, notices and filings which are necessary for the effectiveness after Closing of either any Material Contract, other than the New York Lease, or any Licensed Intellectual Property. All filing, recordation and similar fees and Taxes payable to Governmental Entities will be paid by the party obligated by Law to pay such amounts. Kodak and Getty will, in equal portions not to exceed $200,000 each, pay any and all additional fees or charges (howsoever denominated) required by any Persons other than Governmental Entities in connection with obtaining any Required Approval or any other consents, approvals, waivers, authorizations, novations, notices and filings which are necessary for the effectiveness after Closing of either any Material Contract, other than the New York Lease, or any Licensed Intellectual Property.

                     "(B) To the extent that: (i) any Required Approval or other consent, approval, waiver, authorization, novation, notice or filing which is necessary for the effectiveness after Closing of either any Material Contract, other than the New York Lease, or any Licensed Intellectual Property, cannot be obtained or made and, as a result thereof, the full benefits of such Material Contract or Licensed Intellectual Property cannot be retained by the Company following Closing; and (ii) if such consent, approval, waiver, authorization, novation, notice or filing is a Required Approval, Buyer elects to close the Transaction notwithstanding the failure to receive the same; then, if Buyer so requests, Buyer and Seller will cooperate with each other and enter into such mutually agreeable, reasonable and lawful arrangements (including subcontracting, subleasing or sublicensing, if permitted) to provide to the parties the economic (taking into account all burdens and benefits, including Tax costs and benefits) and operational equivalent, to the extent permitted, of retaining for the Company the full benefit of such Material Contract or Licensed Intellectual Property, as the case may be, and the performance by the Company of all obligations under such Material Contract or Licensed Intellectual Property; provided however, that Buyer and Seller will not enter into such an arrangement with respect to the New York Lease (which is instead governed by the provisions of Section 2.4(c)) or with respect to any Material Contract or Licensed Intellectual Property that is no longer in full force and effect; and provided further that such economic and operational equivalent does not include the provision of lost revenues or profits in the event that any Person (other than the Company) terminates any such Material Contract, Licensed Intellectual Property or other prior relationship with the Company by reason of the consummation of the Transaction. Seller will pay to Buyer, when received, all income, proceeds and other monies received by Seller from third parties to the


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

           extent related to the Company's intended rights in any such Material Contract or Licensed Intellectual Property, as contemplated by this
           Section 2.4(b).

                     "(C) Seller will pay (i) 50 percent of all costs and expenses incurred by Buyer in obtaining the Required Approval pertaining to the New York Lease and (ii) 50 percent of all costs and expenses in excess of amounts due and payable under the terms of the New York Lease as they exist on the date hereof, incurred by Buyer if such Required Approval is not obtained, including holdover tenant damages, relocation costs, legal fees and expenses, real estate brokerage fees and commissions, and any other costs and expenses (other than those related to business interruption) related to the failure to obtain such Required Approval; provided, however, that in no event will Seller's obligations under this Section 2.4(c) exceed $300,000."

           9. SECTION 6.8 of the Agreement ("CERTAIN RETAINED LIABILITIES.") is hereby amended to provide in its entirety as follows:

           "Following Closing, Seller will assume and retain: (a) all obligations of the Company or Seller to any employees of the Company arising under Kodak's Stock Option Plan; and (b) all obligations of the Company or Seller to either Executive arising out of (i) his employment by the Company or Seller (including, in the case of Rex Jobe, those obligations set forth on Exhibit `A' to that certain Agreement, Waiver and Release dated November 19, 1999, but excluding in all cases obligations created by the Company or Buyer after the Closing Date) or (2) the termination, whether before or after the Closing Date, of such employment; provided, however, that any rights (but not obligations) of the Company existing immediately prior to Closing pursuant to employment agreements between the Company and either Executive will remain with and be the rights of the Company in accordance with the terms of such employment agreements; and provided further that all rights and obligations of the Company existing immediately prior to Closing pursuant to the agreements set forth on
           Schedule 6.8 will remain with and be the rights and obligations of the Company. In addition, prior to or concurrently with Closing, Kodak will cause all outstanding options granted under Kodak's Stock Option Plan to employees of the Company not to terminate or expire by reason of consummation of the Transaction or termination of the status of such employees as employees of a Subsidiary of Kodak."

           10. Notwithstanding the provisions of Section 11.2, by effecting Closing, each party waives, as a condition to Closing, each unsatisfied Closing delivery; provided, however, that the foregoing does not constitute the waiver of the breach of any representation, warranty or covenant contained in the Agreement.

           11. For purposes of Closing, the parties have estimated the amount of interest comprising part of the Deposit to be $20,000. Promptly after Closing, an appropriate adjustment will be made to reflect the actual amount of interest comprising the Deposit within the meaning of the Agreement, and any payment arising out of such adjustment will be made promptly by the party responsible therefor.


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


           12. Except as amended hereby, the Agreement will remain in full force and effect in accordance with its terms.

           13. All capitalized terms used herein and not otherwise defined herein will have the respective meanings given them by the Agreement.

















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


           IN WITNESS WHEREOF, the parties have duly executed this Amendment, as contemplated by Section 11.2 of the Agreement, as of the date first above written.



                                       EASTMAN KODAK COMPANY

                                       By:  /s/ Joey Agin
                                          ------------------------------------
                                            Joey Agin
                                       Its: Senior Vice President


                                       GETTY IMAGES, INC.

                                       By:  /s/ Suzanne L. Page
                                          ------------------------------------
                                            Suzanne L. Page
                                       Its: General Counsel and Vice President












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